KPMG LLP

Suite 300

1212 N. 96th Street
Omaha, NE 68114-2274

Suite 1120
1248 O Street

Lincoln, NE 68508-2041

July 7, 2016

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Ballantyne Strong, Inc. and subsidiaries (Ballantyne) and, under the date of March 7, 2016, we reported on the consolidated financial statements of Ballantyne as of and for the years ended December 31, 2015 and 2014 and the effectiveness of internal control over financial reporting as of December 31, 2015. On July 1, 2016, we were dismissed. We have read Ballantyne’s statements included under Item 4.01 of its Form 8-K dated July 1, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with Ballantyne’s statement that BDO USA, LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Ballantyne’s consolidated financial statements, or the effectiveness of internal control over financial reporting.

Very truly yours,

/s/ KPMG LLP

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.